                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Filed by the Registrant  [x]

       Filed by a party other than the Registrant [ ]

       Check the appropriate box:

  [x]  Preliminary Proxy Statement    [ ]   Confidential, For Use of
                                            the Commission Only (as permitted by
  [ ]  Definitive Proxy Statement           Rule 14a-6(e)(2))

  [ ]  Definitive Additional Materials

  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               INTELLICORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

  [x]   No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2)   Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
  (5)   Total fee paid:

--------------------------------------------------------------------------------
  [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

--------------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
  (3) Filing Party:

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  (4) Date Filed:
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

                               (INTELLICORP LOGO)

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 10, 2002

To the Stockholders of IntelliCorp, Inc.:

     The Special Meeting of Stockholders of IntelliCorp, Inc. (the "Company") will be held at the offices of the Company, 1975 El Camino Real West, Suite #201, Mountain View, California, 94040-2216 on April 10, 2002 at 9:00 a.m. local time for the following purposes:

          1. To approve the issuance of shares of common stock in connection with the repayment of promissory notes held directly by, or by entities affiliated with, Norman J. Wechsler, one of our directors.

          2. To consider and act upon a proposed amendment to the Certificate of Incorporation of the Company to effect a 1 for 10 reverse stock split.

     Only stockholders of record at the close of business on March 4, 2002 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

                                          By Order of the Board of Directors,

                                          /S/  RAYMOND G. MOREAU

                                          Raymond G. Moreau,
                                          Director and Chief Executive Officer

Mountain View, California
March --, 2002

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. THANK YOU FOR ACTING PROMPTLY.

                               (INTELLICORP LOGO)

                               INTELLICORP, INC.
                      1975 EL CAMINO REAL WEST, SUITE #201
                      MOUNTAIN VIEW, CALIFORNIA 94040-2216
                                 (650) 965-5500

To the Stockholders of IntelliCorp, Inc.:

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of IntelliCorp, Inc., a Delaware corporation ("IntelliCorp" or the "Company"). The proxy is solicited for use at the special meeting of stockholders (the "Special Meeting") to be held at 9:00 a.m. local time on April 10, 2002 at the offices of the Company, 1975 El Camino Real West, Suite #201, Mountain View, California, 94040-2216. The approximate date on which this proxy statement and the accompanying notice and proxy are being mailed to stockholders is March 13, 2002.

     Only stockholders of record at the close of business on March 4, 2002 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 37,393,032 shares of its common stock, par value $0.001 per share ("Common Stock"). Holders of Common Stock are entitled to one vote for each share of Common Stock held. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be represented at the Special Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     All shares represented by each properly executed, unrevoked proxy received in time for the Special Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted for approval of the proposals described in this proxy statement.

     Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Special Meeting. The first proposal submitted at the Special Meeting requires approval of a majority of the Common Shares represented and voting at a meeting at which a quorum is present. Abstentions will have the same effect as votes against the first proposal. Broker non-votes will not be treated as present and will not count for or against the first proposal.

     The second proposal requires the approval of a majority of the outstanding Common Shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Special Meeting to the Secretary of the Company, by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or at the Special Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Special Meeting will not serve to revoke a proxy.

     Solicitation of proxies may be by directors, officers and other employees or agents of the Company by personal interview, telephone or electronic mail. Costs of solicitation will be borne by the Company.

     INTEREST OF CERTAIN PERSONS IN THE TRANSACTIONS PROPOSED FOR APPROVAL

     The transactions set out in the first proposal will result in an increase in the number of Common Shares beneficially held by Norman J. Wechsler. Mr. Wechsler, currently Chairman of the Board and principal stockholder of the Company, beneficially owned, as of March 4, 2002, 49.60% of the issued and outstanding common stock of the Company. After giving effect to the transactions set forth below in "First Proposal", Mr. Wechsler will beneficially own at least 69.75% of the issued and outstanding common stock of the Company.

     These interests were fully disclosed to and known by the Board of Directors of the company in connection with its deliberations regarding the issuance. Mr. Wechsler was present at and participated in the meetings where these transactions were debated, but refrained from voting on the transactions in which he had an interest.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     There were 37,393,032 shares of common stock outstanding as of March 4, 2002, with each share entitled to one vote. The following table sets forth: (i) the name and address of each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock; (ii) the total number of shares beneficially owned by such person; and (iii) the percentage of the outstanding common stock so owned. The information relating to ownership of shares is based upon information furnished by the beneficial owner.

NAME AND ADDRESS                                         NUMBER OF SHARES   PERCENT OF CLASS
----------------                                         ----------------   ----------------
Arthur W. Berry(1).....................................      2,162,681            5.76%
  10 St. John Place
  New Canaan, CT 06840
Norman J. Wechsler(2)..................................     20,825,983           52.50%
  105 South Bedford Road, Suite 310
  Mt. Kisco, NY 10549

---------------

(1) Includes 52,759 shares of Common Stock issuable upon conversion of Preferred Stock, 45,000 shares issuable upon exercise of warrants, outstanding options to purchase 50,000 shares granted directly to Mr. Berry under the 1991 Nonemployee Directors Stock Option Plan which were exercisable as of March 4, 2002, or within 60 days from such date, and 2,014,922 shares of Common Stock, directly owned by Mr. Berry.

(2) Includes 16,500,450 shares of Common Stock held by Wechsler & Company, Inc., of which Mr. Wechsler is the Chairman of the Board, President, and principal stockholder, including 1,239,843 shares issuable upon conversion of Preferred Stock and 994,032 shares issuable upon exercise of warrants, 26,101 shares of Common Stock held by Waco Partners, of which Mr. Wechsler is the managing general partner, outstanding options to purchase 45,000 shares granted directly to Mr. Wechsler under the 1991 Nonemployee Directors Stock Option Plan which were exercisable as of March 4, 2002, or within 60 days from such date, and 2,020,557 shares of Common Stock, directly owned by Mr. Wechsler.

     The following table sets forth as of March 4, 2002, beneficial common stock ownership information concerning: (i) all current directors; (ii) the Chief Executive Officer and the 4 most highly compensated officers of the Company; and
(iii) all directors and officers as a group. Each person has sole investment and voting power with respect to the shares indicated, except as otherwise set forth in the footnotes to the table.

NAME                                              NUMBER OF SHARES(1)     PERCENT OF CLASS(1)
----                                              -------------------     -------------------
Arthur W. Berry.................................       2,162,681(2)               5.76%
Elmer F. Fisher.................................          45,000                     *
Alan K. Greene..................................          71,250(3)                  *
Robert A. Lauridsen.............................          55,000                     *
Norman J. Wechsler..............................      20,825,983(4)              52.50%
Raymond G. Moreau...............................         397,900                  1.06%
Jeffrey R. Dalton...............................          60,724                     *
George A. D'Auteuil, Jr.........................          37,500                     *
Jerome F. Klajbor...............................          75,625                     *
David J. Loeb...................................         216,044                     *
All directors and executive officers as a group
  (10 persons)..................................      23,947,707(5)              59.13%(5)

---------------

 *  Less than 1%

(1) Assumes that the person has exercised, to the extent exercisable within 60 days and not subject to repurchase on or after March 4, 2002, all options to purchase Common Stock held by him or her and that no other person has exercised any outstanding options.

(2) Includes 52,759 shares of Common Stock issuable upon conversion of Preferred Stock, 45,000 shares issuable upon exercise of warrants, outstanding options to purchase 50,000 shares granted directly to Mr. Berry under the 1991 Nonemployee Directors Stock Option Plan which were exercisable as of March 4, 2002, or within 60 days from such date, and 2,014,922 shares of Common Stock, directly owned by Mr. Berry.

(3) Includes 6,250 shares issuable upon exercise of warrants, outstanding options to purchase 25,000 shares granted directly to Mr. Greene under the 1991 Nonemployee Directors Stock Option Plan which were exercisable as of March 4, 2002, or within 60 days from such date, and 40,000 shares of Common Stock, directly owned by Mr. Greene.

(4) Includes 16,500,450 shares of Common Stock held by Wechsler & Company, Inc., of which Mr. Wechsler is the Chairman of the Board, President, and principal stockholder, including 1,239,843 shares issuable upon conversion of Preferred Stock and 994,032 shares issuable upon exercise of warrants, 26,101 shares of Common Stock held by Waco Partners, of which Mr. Wechsler is the managing general partner, outstanding options to purchase 45,000 shares granted directly to Mr. Wechsler under the 1991 Nonemployee Directors Stock Option Plan which were exercisable as of March 4, 2002, or within 60 days from such date, and 2,020,557 shares of Common Stock, directly owned by Mr. Wechsler.

(5) Includes 771,193 shares which executive officers and directors as a group have the right to acquire prior to March 4, 2002 through the exercise of options and which are not subject to repurchase after that date and 2,337,884 shares issuable upon conversion of Warrants and Preferred Stock for Mr. Wechsler, Mr. Berry and Mr. Greene.

                                 FIRST PROPOSAL

  APPROVAL OF ISSUANCE OF SECURITIES IN CONNECTION WITH FINANCING TRANSACTION

BACKGROUND

     The stockholders of the Company are asked to approve the purchase of common stock of the Company by cancellation of indebtedness of the Company to the purchasers in the amount of $3,750,000 in principal, plus the accrued interest. Between August 2001 and January 2002, Norman J. Wechsler lent the Company an aggregate principal amount of $3,750,000 pursuant to promissory notes, bearing interest at an annual rate equal to the Company's bank's prime rate plus 2% (the "Notes"). Principal and accrued interest under the Notes are due on August 31, 2002. The Notes are secured by the Company's accounts receivable, but subordinate to the Company's bank line of credit. On February 12, 2002, the Board of Directors of the Company approved, subject to stockholder approval, an agreement with Mr. Wechsler whereby the Notes would be paid by issuing that number of Common Shares determined by the following formula: the total amount of principal and interest due each lender under the Notes at the time of repayment will be divided by the price per share, which was fixed at $0.154 on February 12, 2002.

     On the date of the Special Meeting, the total amount accrued in principal and interest under the promissory notes payable to Mr. Wechsler will be approximately $3,834,269.52, which would result in 24,897,854 shares of common stock being issued to Mr. Wechsler if stockholder approval for the transaction was obtained and the transaction consummated on the same day. The actual number of shares issued to Mr. Wechsler will vary slightly depending on the date on which repayment takes place, as interest will continue to accrue until the actual date of repayment.

     The funds lent to the Company by Mr. Wechsler under the Notes were used for general corporate purposes to continue to fund ongoing operations. In August 2001, at the time the first advance was made, the Company had an accumulated deficit of $72.3 million; in November 2001, when the latest advance was made, the Company had an accumulated deficit of $75.5 million, and needed these loans to continue its operations.

     On February 12, 2002, several investors purchased 15,584,416 shares of common stock of the Company at a price of $0.154 per share, for an aggregate purchase price of $2,400,000, including the repayment of a promissory note in the aggregate amount of $250,000. Out of 15,584,416 shares of common stock issued in the financing, 12,987,013 shares were purchased by an entity affiliated with Mr. Wechsler for a price of $2,000,000. These funds will also be used to continue to fund ongoing operations of the Company. Management expects this sale of stock to provide sufficient cash to fund the Company at least through June 30, 2002, the end of the current fiscal year of the Company. After that date, if the Company has not achieved neutral or positive operating cash flow, the Company will likely need to raise additional capital. If we require additional capital and are unable to raise it, we may have to curtail, or even cease, our operations.

REASONS FOR THE ISSUANCE

     The repayment of the Notes by issuing common stock of the Company will improve the Company's balance sheet by reducing debt and increasing stockholders' equity by approximately $3,834,269.52. No further interest will accrue on the Notes after payment, thus reducing the obligations of the Company.

     If the Company requires additional financing, the reduction in debt caused by the payment of the Notes should make the Company more attractive to potential lenders and investors, and may help it to borrow additional funds or raise additional capital. Either or both of these options are likely to prove necessary for the Company to continue its operations.

     The increase in stockholders' equity may help the Company keep its listing on the Nasdaq Stock Market ("Nasdaq"). Companies listed as of June 29, 2001 and wishing to keep their listing on the Nasdaq SmallCap market need to meet, among other criteria, one of the following thresholds:

          (i) until November 1, 2002, either of $2.0 million in net tangible assets, or net stockholder's equity in the amount of $2.5 million; after November 1, 2002, the net stockholder's equity test will replace the net tangible asset test; or

          (ii) a market capitalization of $35.0 million; or

          (iii) net income in the latest fiscal year, or in 2 of the 3 last fiscal years, of $500,000 or more.

     On November 16, 2001, the Company received notice from Nasdaq that they were reviewing the Company's eligibility for continued listing on the Nasdaq SmallCap market. On February 7, 2002, the Company received a Nasdaq Staff Determination indicating that it fails to comply with the net tangible assets or the minimum stockholders' equity requirements for continued listing, and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company's request for continued listing. Repayment of the Notes will have a positive impact on stockholders' equity, and the Company hopes that this will help it to keep the Company's listing on Nasdaq. There can be no assurance that the payment of the Notes by issuing common stock of the Company will be sufficient to maintain the Company's listing, or that the Company will continue to meet the other criteria also required for continued listing on Nasdaq.

NECESSITY FOR STOCKHOLDERS APPROVAL

     The proposed repayment of the Notes by issuance of common stock of the Company is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to companies whose securities are traded on Nasdaq. Rule 4350(i)(b) of the NASD requires companies that are listed on Nasdaq to obtain stockholder approval when an issuance of stock will result in a change of control of a listed company. Repayment of the promissory notes issued to Mr. Wechsler in accordance with this proposal will result in the issuance to Mr. Wechsler of approximately 24,897,854 shares of common stock of the Company, depending on the exact date of repayment. As of the Record Date, Mr. Wechsler owned 49.60% of the issued common stock of the Company and, if the repayment of the Notes as described above takes place, he will after this repayment own at least 69.75% of the common stock of the Company. A transaction which results in a person owning more than 50% of the voting stock of a company constitutes a change of control, and therefore triggers the requirement for approval of the stockholders in accordance with NASD Rule 4350(i)(B).

CONSEQUENCES OF NOT OBTAINING STOCKHOLDER APPROVAL

     If stockholder approval is not obtained for the issuance of common stock in repayment of the Notes as described in this proposal, the Company cannot proceed with the transaction and maintain its listing on Nasdaq. If the Company does not proceed with the transaction, the original terms of the Notes will continue to apply, interest will continue to accrue, and both principal and interest will be due on August 31, 2002. Until they are repaid, the Notes will continue to be reflected as debt on the balance sheet of the Company. Management does not expect that the Company will have the funds available upon the due date to repay the Notes. If the Company chooses to proceed with the issuance without stockholder approval, it will be unable to maintain its listing on Nasdaq.

     The Board of Directors of the Company believes it is in the best interests of the Company to reduce the debt load of the Company and try to maintain its listing on Nasdaq, and therefore recommends approval of the repayment of the Notes by issuing common stock of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH REPAYMENT OF THE NOTES.

                                SECOND PROPOSAL

                 APPROVAL OF 10:1 REVERSE SPLIT OF COMMON STOCK

BACKGROUND

     On February 20, 2002, our Board approved by unanimous vote, and recommended that the stockholders approve, a proposed amendment (the "Reverse Stock Split Amendment") to the Company's Certificate of Incorporation, as amended, that will permit the Board the discretion to effect a reverse split of the common stock (the "Reverse Stock Split") as soon as stockholder approval is obtained, and no
later than   --  . The form of the proposed Reverse Stock Split Amendment is attached hereto as Appendix A. Under the terms of the Reverse Stock Split, the Company would issue one new share of common stock in exchange for 10 outstanding shares of common stock. If implemented, the Reverse Stock Split Amendment would be effective on such date as it is filed with the Delaware Secretary of State (the "Effective Date").

     On the Effective Date, the Reverse Stock Split will result in the automatic conversion of 10 shares (as determined in the manner described above) of issued and outstanding common stock into one share of common stock. Fractional shares of common stock will not be issued as a result of the Reverse Stock Split, but instead the Company will pay each holder of a fractional interest an amount in cash based on the average of the high and low sales prices of the common stock on the Effective Date. Except for adjustments that may result from the treatment of fractional shares as described above, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as the stockholder held immediately prior to the Reverse Stock Split. The Reverse Stock Split will not alter the par value of the common stock or the number of shares authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding by the factor used to calculate the Reverse Stock Split.

     If the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of the Company and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay its implementation based on the then-current trading price of the common stock or certain other factors described herein.

REASONS FOR THE PROPOSED STOCK SPLIT

     The primary purpose of the Reverse Stock Split is to combine outstanding shares of common stock because a share of common stock outstanding after giving effect to the Reverse Stock Split is likely to trade at a higher price per share than a share of common stock outstanding before giving effect to the Reverse Stock Split. A higher trading price may be needed, as it is one of the criteria that must be met for the common stock to remain eligible for listing on Nasdaq.

     In addition to meeting other requirements, the Company's common stock must maintain a minimum bid price of $1.00 per share in order to remain eligible for continued listing on Nasdaq. Since July 5, 2001, the Company's stock has been trading at a price below $1.00 per share. In August 2001, Nasdaq notified us that we failed to meet the minimum bid requirement of $1.00 per share. In response to the extraordinary market conditions following the tragedy of September 11, 2001, Nasdaq implemented a temporary across-the-board moratorium on the minimum bid requirements for continued listing on Nasdaq through January 2, 2002. This moratorium has since been lifted. On February 14, 2002, the Company received a Nasdaq Staff Determination notifying it that the Company's Common Stock has failed to maintain the minimum bid price of $1.00 and faces delisting unless, before August 13, 2002, the bid price of the company's common stock is at least $1.00 for a minimum of 10 consecutive trading days. If this condition is not met, the Staff will send the Company a written notification that its securities will be delisted. At this stage the Company may request a hearing to appeal Staff's decision to the Nasdaq Listing Qualifications Panel, but there can be no assurance that such an appeal would be successful.

     The Company believes, but cannot assure, that a Reverse Stock Split will increase the chances that the Company's common stock will trade above the $1.00 minimum bid price established by Nasdaq listing requirements. Further, there can be no assurance that the Company will continue to meet other Nasdaq listing requirements, such as the net tangible asset or minimum stockholders' equity requirements. The Reverse Stock Split will not result in any changes to the Nasdaq listing requirements applicable to the Company.

     The Company believes that maintaining the listing of its common stock on Nasdaq is in the best interest of the Company and its stockholders. Inclusion in Nasdaq increases liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a Nasdaq listing may enhance the Company's access to capital and increase the Company's flexibility in responding to anticipated capital requirements. The Company believes that prospective investors will view an investment in the Company more favorably if its shares qualify for listing on Nasdaq.

     The Company also believes that the current per share price level of the common stock has reduced the effective marketability of the Company's shares of common stock because of the reluctance of many leading brokerage firms to maintain active analyst coverage of low-priced stocks or to recommend low-priced stocks to their clients. Some investors may view low-priced stock as speculative and unattractive, although some other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

     The Company believes that some brokerage houses may have policies and practices that tend to discourage individual brokers within those firms from dealing in low-priced stock. Those policies and practices pertain to the payment of brokers commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. The Company also believes that, because brokerage commissions on low-priced stock may represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.

     If the common stock is not listed on Nasdaq and the trading price of the common stock were to remain below $1.00 per share, trading in the common stock would also be subject to the requirements of rules promulgated under the Exchange Act that require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the common stock could further limit the market liquidity of the common stock and the ability of investors to trade the common stock.

     If the common stock is delisted from Nasdaq, sales of the common stock would likely be conducted on the NASDAQ Bulletin Board, in the over-the-counter market or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the common stock. The Reverse Stock Split will not affect the Company's periodic reporting requirements with the Securities and Exchange Commission, nor has the Board recommended the Reverse Stock Split as the first step in a going private transaction.

     For all the above reasons, management believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the common stock will not decrease to its pre-split levels or that the market capitalization of the Company after the proposed Reverse Stock Split will not be less than the Company's market capitalization before the proposed Reverse Stock Split, so that the Company will continue to meet the other listing requirements to maintain its listing on Nasdaq.

EFFECT OF THE PROPOSED STOCK SPLIT

     Although the Company expects to file the Reverse Stock Split Amendment in -- of 2002, the actual timing of the filing will be determined by the Board based upon its evaluation as to when such action is most advantageous to the Company and its stockholders. Further, notwithstanding approval of this proposal by the stockholders of the Company, the Board may elect not to file the Reverse Stock Split Amendment at all if it believes it is in the best interests of the Company and its stockholders not to do so.

     After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional interests resulting from the Reverse Stock Split) as the stockholder held prior to the Effective Date. The number of shares of common stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of common stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately for the Reverse Stock Split in accordance with their terms as of the Effective Date. Based on a brokers search conducted in connection with the Meeting, the Company has learned that there are -- record stockholders and approximately -- beneficial owners. -- of the record stockholders currently hold between one and nine shares of common stock and may therefore be cashed out in the Reverse Stock Split. The Company does not know the number of shares held by each beneficial owner and therefore cannot predict how many beneficial owners may be cashed out in the Reverse Stock Split. Because only beneficial owners with fewer than ten shares would be cashed out completely in the Reverse Stock Split, the Company does not believe that the Reverse Stock Split will lead to a material reduction in the number of beneficial owners.

     The Reverse Stock Split may also result in some stockholders owning "odd lots" of less than 100 shares of common stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     The par value per share of the common stock will not change as a result of the Reverse Stock Split Amendment.

     The Board considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to the Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law).

     Based on the 37,393,032 shares of common stock outstanding as of March 4, 2002, the approximate number of shares of common stock that would be outstanding as a result of the Reverse Stock Split is 3,739,303.

     The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company (except with respect to adjustments for fractional interests). None of the rights currently accruing to holders of the common stock, options or warrants to purchase common stock will be affected by the Reverse Stock Split, except for adjustments to the number and price of shares of common stock issuable upon exercise of options or warrants to take the Reverse Stock Split into account. The rights of holders of securities convertible into common stock of the Company will also not be affected, except for similar adjustments to the number of shares into which these securities are convertible. Following the Reverse Stock Split, each share of the common stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding common stock immediately prior to the Effective Date.

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

     The combination and reclassification of shares of common stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of common stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, 10 shares of common stock will be converted and reclassified into one share of post-split common stock.

     For example, a holder of 1,000 shares immediately prior to the Effective Date would hold 100 shares after the Effective Date. Fractional shares of common stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the Effective Date, as calculated by multiplying the fraction to which the stockholder would otherwise be entitled by the average of the high and low sales prices of the Common Shares on the Effective Date.

     As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of common stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of common stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of common stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of common stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

     STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

     The Company estimates that its aggregate expenses relating to the Reverse Stock Split will not be material.

     As of the Effective Date, each certificate representing shares of common stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of common stock into which the shares of common stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the proposed Reverse Stock Split to stockholders of the Company. This discussion is limited to United States persons who hold their shares of IntelliCorp common stock as capital assets. The following does not address any foreign, state, or local tax, or any alternative minimum tax or other federal tax consequences of the proposed Reverse Stock Split, nor does it address any special tax considerations that may apply to certain types of stockholders, such as financial institutions, insurance companies, foreign persons, tax-exempt entities, dealers in securities, persons who acquired their IntelliCorp common stock pursuant to the exercise of an employee option (or otherwise as compensation), or persons who hold their IntelliCorp common stock as part of an integrated investment (including a "straddle"). The actual tax consequences for each stockholder will be governed by the specific facts. Thus, the Company makes no representations concerning the tax consequences to any of its stockholders and recommends that each stockholder consult with such stockholder's own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state and local, or other income tax.

     This summary is based on law in effect on the date of this proxy statement. Changes in the law after the date hereof, including retroactive changes, could affect the tax consequences of the Reverse Stock Split to an IntelliCorp stockholder.

     The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Stock Split. However, the Company believes that, because the Reverse Stock Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Stock Split will have the following income tax effects:

          1. A stockholder will not recognize gain or loss as a result of the Reverse Stock Split except to the extent the stockholder receives cash in lieu of fractional shares. A cash payment in lieu of a fractional share of post-split common stock should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. Unless the cash payment is "essentially equivalent to a dividend," a stockholder receiving such a payment would recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share, and any such gain or loss would generally be capital gain or loss. The Internal Revenue Service has ruled that payments for fractional shares in a recapitalization (like the Reverse Stock Split) were not "essentially equivalent to a dividend" where
     (i) they were not pro-rata, (ii) the purpose for making the payments was the mere rounding off of fractional interests, and (iii) the payments did not represent separately bargained-for consideration. The Company believes that these criteria are met. However, the determination whether a payment is essentially equivalent to a dividend is complex, and the Company urges each stockholder to consult with his or her own tax advisor to determine whether cash payments to such stockholder could be considered essentially equivalent to a dividend.

          2. In the aggregate, a stockholder's basis in post-split common stock will equal such stockholder's basis in the shares of pre-split common stock exchanged therefor (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder's holding period for post-split common stock will include the holding period for pre-split common stock exchanged therefor.

          3. The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

     Unless an exemption applies, the Company will withhold 30% of any cash payment in lieu of fractional shares made to an IntelliCorp stockholder who does not provide appropriate information when requested to do so. IntelliCorp stockholders should consult their tax advisors regarding the imposition of backup withholding.

     The preceding discussion is not meant to be a complete analysis of all potential tax effects relevant to the Reverse Stock Split. Thus, IntelliCorp stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reverse Stock Split, including the tax return reporting requirements, federal, state, local and other applicable laws and the effect of any proposed changes in the tax laws.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 10:1 REVERSE STOCK SPLIT OF THE COMMON STOCK OF THE COMPANY.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any material we file with the Securities and Exchange Commission at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also inspect all reports, proxy statements and other information we filed with the Nasdaq Stock Market at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

          1. Intellicorp, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001; and

          2. Intellicorp, Inc.'s Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 2001 and December 31, 2001.

     We are also incorporating by reference additional documents that we may file with the SEC between the date of this document and the date of the Special Meeting.

     You can obtain copies of our Annual Report as well as any of the other incorporated documents by contacting us. We will send you the documents incorporated by reference without charge.

     Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the following:
Jerome F. Klajbor, Chief Financial Officer and Secretary, Intellicorp, Inc., 1975 El Camino Real West, Suite #201, Mountain View, California, 94040-2216,
(650) 965-5500.

     If you would like to request documents from us, including any documents we
may subsequently file with the SEC before the meeting, please do so by March   ,
2002 so that you will receive them before the meeting.

                                 OTHER MATTERS

     No other matters will be presented to the Special Meeting.

                                          By Order of the Board of Directors

                                          RAYMOND G. MOREAU,
                                          Director and Chief Executive Officer

Mountain View, California
February --, 2002

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE

                                                                      APPENDIX A

                               INTELLICORP, INC.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     Subsection A. of Article Fourth of the Restated Certificate of Incorporation of the Corporation filed on January 12, 1987 (the "Restated Certificate") is amended to read as follows:

          "A. Authorized Capital. This Corporation is authorized to issue two classes of shares, designated "Common Shares" and "Preferred Stock". The total number of shares which this Corporation is authorized to issue is 152,000,000. The number of Common Shares which this Corporation is authorized to issue is 150,000,000, each with a par value of $.001. The number of shares of Preferred Stock which this Corporation is authorized to issue is 2,000,000, each with a par value of $.001. Upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the "Effective Date"), each 10 Common Shares of the Corporation issued and outstanding shall be reclassified and combined into one Common Share. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the high and low sales prices of the Common Shares on the Effective Date. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein."

INTELLICORP, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoint(s) Raymond G. Moreau and Jerome F. Klajbor, and each of them, with full power of substitution, the lawful attorney and proxy of the undersigned to vote as designated on the reverse side, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of INTELLICORP, INC. which the undersigned shall be entitled to vote at the Special Meeting of Stockholders to be held on April 10, 2002, and at any adjournments or postponements thereof.

(Continued and to be signed on the other side)




FIRST PROPOSAL: TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE REPAYMENT OF PROMISSORY NOTES HELD DIRECTLY BY, OR BY ENTITIES AFFILIATED WITH, NORMAN J. WECHSLER, ONE OF OUR DIRECTORS.

        FOR                    AGAINST                        ABSTAIN





SECOND PROPOSAL: TO APPROVE A 10 FOR 1 REVERSE STOCK SPLIT OF THE COMMON STOCK OF THE COMPANY, AND THE TEXT OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY ATTACHED AS EXHIBIT A TO THE PROXY STATEMENT OF THE COMPANY DATED FEBRUARY __, 2002.

        FOR                    AGAINST                        ABSTAIN





This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

Dated:_______________________ , 2002

_____________________________________
         Signature

_____________________________________
         Signature

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE